EXHIBIT 10.2

         AMENDMENT NO. 2 TO WAREHOUSING CREDIT AGREEMENT



     This Amendment No. 2 to Warehousing Credit Agreement dated as of June 28, 1994 (the "Amendment"), is entered into by and among TEC
AcquiSub, Inc., a California special purpose corporation
("Borrower"), and First Union National Bank of North Carolina ("FUNB") and each other financial institution which may hereafter execute and deliver an instrument of assignment pursuant to Section 11.10 of that certain Warehousing Credit Agreement dated June 30, 1993
(any one financial institution individually, a "Lender," and collectively, "Lenders"), and FUNB, as agent on behalf of Lenders
(not in its individual capacity, but solely as agent, "Agent").
Capitalized terms used herein without definition shall have the same meanings herein as given to them in the Credit Agreement.

                            Recital

     A. Borrower, Lenders and Agent have entered into the Warehousing Credit Agreement as amended by that certain Amendment No. 1 to Warehousing Credit Agreement, dated December 20, 1993 (collectively, the "Credit Agreement") pursuant to which Lenders have agreed to extend and make available to Borrower certain advances of money.

     B. Borrower desires that Lenders and Agent amend the Credit Agreement to provide for, among other things, (i) a new subfacility for commercial letter of credit borrowings not to exceed Five Million ($5,000,000) in the aggregate undrawn face amount outstanding at any time and (ii) a one year extension of the Commitment Termination Date, upon the terms and conditions more fully set forth herein.

     C. Subject to the representations and warranties of Borrower and upon the terms and conditions set forth in this Amendment, the Lenders and Agent are willing to so amend the Credit Agreement.

                            Agreement

     Now, Therefore, in consideration of the foregoing Recitals and intending to be legally bound, the parties hereto agree as follows:

     Section 1. Borrower's Representations and Warranties. Borrower represents and warrants that, immediately before and immediately after giving effect to this Amendment, no event shall have occurred and be continuing which constitutes an Event of Default or a Potential Event of Default.

     Section 2.  Amendments.

          2.1  The definition of "Borrowing Base" set forth in
Section 1.1 of the Credit Agreement is amended (1) by deleting clause (a) in its entirety and replacing it with the following:

               (a)  an amount equal to:

                    (i)  eighty percent (80.0%) of the aggregate
               Invoice Price of all Eligible Inventory then owned of record by Borrower or any Marine Subsidiary or of record by an Owner Trustee for the beneficial interest of Borrower or any Marine Subsidiary (provided, however, that there shall be excluded from this clause (a)(i) the aggregate Invoice Price of all items of Eligible Inventory subject to a Lease under which any applicable lease or rental payment is more than ninety (90) days past due), computed (1) with respect to any requested Loan, as of the requested Funding Date (and shall include the item(s) of Eligible Inventory to be acquired with the proceeds of the requested Loan), and
               (2) with respect to the delivery of any monthly Borrowing Base Certificate to be furnished pursuant to Section 5.1(c), as of the last day of the calendar month for which such Borrowing Base Certificate is furnished (provided that if any portion of Borrower's, such Marine Subsidiary's or such Owner Trustee's ownership interest in any such item of Eligible Inventory is sold or assigned to one or more of the Equipment Growth Funds such that Borrower, such Marine Subsidiary or such Owner Trustee continues to retain less than the entire record or beneficial ownership interest therein, then for the purpose of computing the Borrowing Base under this clause (a)(i), the Invoice Price of such item of Eligible Inventory shall be deemed to be equal to Borrower's or such Marine Subsidiary's ratable portion of the Invoice Price of such item of Eligible Inventory);

               plus

                    (ii)  one hundred percent (100.0%) of the sum
               of the undrawn face amount of all outstanding
               Qualified Letters of Credit; or

and (2) by deleting clause (b)(ii) in its entirety and replacing it with the following:

                    (ii) fifty percent (50.0%) of an amount equal to the aggregate net book value of all Equipment then owned of record by Growth Fund or a wholly-owned Subsidiary of Growth Fund organized for the purpose of holding legal or record title to one or more marine vessels or to aircraft rotables and spare parts or of record by an Owner Trustee for the beneficial interest of Growth Fund (provided, however, that there shall be excluded from this clause (b)(ii) the aggregate net book value of all such items of Equipment which are either (y) off-lease or (z) subject to a Lease under which any applicable lease or rental payment is more than ninety (90) days past due, but only to the extent and in the amount that the aggregate net book value of such otherwise excluded Equipment exceeds fifteen percent (15.0%) of the net book value of all Equipment included in this clause (b)(ii) notwithstanding this proviso),

          2.2  A definition of "Collateralized Portion" is added to
Section 1.1 of the Credit Agreement to read as follows:

               "Collateralized Portion" means that portion of the face amount of a Letter of Credit which is cash collateralized with and covered by designated funds on deposit in the Restricted L/C Cash Collateral Account.

          2.3 The definition of "Combined Off-Lease Percentage" set forth in Section 1.1 of the Credit Agreement is deleted in its entirety.

          2.4 The definition of "Commitment Termination Date" set forth in Section 1.1 of the Credit Agreement is deleted in its entirety and is replaced with the following:

               "Commitment Termination Date" means June 30, 1995.

          2.5  A definition of "Letter of Credit" is added to
Section 1.1 of the Credit Agreement to read as follows:

               "Letter of Credit" has the meaning set forth in
          Section 2.1.1.

          2.6  A definition of "Letter of Credit Commitment
Sublimit" is added to Section 1.1 of the Credit Agreement to read as follows:

               "Letter of Credit Commitment Sublimit" means the combined Commitments of the Lenders to participate in Letters of Credit issued pursuant to Section 2.1.4 in the aggregate stated amount of not more than Five Million Dollars ($5,000,000), which amount is a sublimit of, and not in addition to, the Commitments of the Lenders.

          2.7  The definition of "Loan Document" set forth in
Section 1.1 of the Credit Agreement is amended to add the words
"Letters of Credit," after the words "the Note," in line 2.

          2.8  The definition of "Overadvance" set forth in Section
1.1 of the Credit Agreement is amended to substitute the words
"Section 2.1.1(a)(iv)" for "Section 2.1.1(a)(iii)".

          2.9 A definition of "Qualified Letter of Credit" is added to Section 1.1 of the Credit Agreement to read as follows:

               "Qualified Letter of Credit" means a Letter of Credit issued by FUNB pursuant to this Agreement as to which not less than twenty percent (20.0%) of the face amount thereof is supported by cash collateral in the form of designated deposits in the Restricted L/C Cash Collateral Account.

          2.10 A definition of "Restricted L/C Cash Collateral
Account" is added to Section 1.1 of the Credit Agreement to read as follows:

               "Restricted L/C Cash Collateral Account" means a restricted money market account maintained by Borrower at FUNB into which Borrower, at the time of each requested issuance of a Letter of Credit by FUNB pursuant to this Agreement, is to deposit funds equal to not less than twenty percent (20.0%) of the face amount thereof as cash collateral for Borrower's obligations in respect of an honor by FUNB of such Letter of Credit.

          2.11 A definition of "Uncollateralized Portion" is added to Section 1.1 of the Credit Agreement to read as follows:

               "Uncollateralized Portion" means that portion of the face amount of a Letter of Credit which is not cash collateralized with and is not otherwise covered by designated funds on deposit in the Restricted L/C Cash Collateral Account.

          2.12 Section 2.1(a)(ii) of the Credit Agreement is deleted in its entirety, Sections 2.1.1(a)(iii), (iv), and (v) are renumbered to become Sections 2.1.1(a)(iv), (v) and (vi), respectively, and new Sections 2.1.1(a)(ii) and (iii) are added as follows:

               (ii) Each Lender also severally agrees that Borrower may, at its option as specified in a notice given to the Agent in accordance with Section 2.1.4(b) also request FUNB to issue one or more commercial letters of credit (each a "Letter of Credit"), in which event, after satisfaction of all conditions precedent set forth in
          Section 3, including, without limitation, Section 3.4, FUNB shall issue such Letters of Credit subject to and in accordance with Section 2.1.4; provided, however, nothing contained in this Agreement shall under any circumstance be deemed to require FUNB to issue any Letter of Credit which, in its undrawn face amount, taking into account the sum of the undrawn face amounts of all other Letters of Credit then outstanding, exceeds the Letter of Credit Commitment Sublimit.

                    (iii) The obligation of Lenders to make any Loan or for FUNB to issue (and the other Lenders to purchase participations in) Letters of Credit from time to time hereunder shall be limited to the then applicable Maximum Availability. For the purpose of determining the amount of the Borrowing Base available at any one time, the amount available shall be the total amount of the Borrowing Base as set forth in the Borrowing Base Certificate delivered to Agent pursuant to Section 3.2(a) with respect to each requested Loan or Letter of Credit. Nothing contained in this Agreement shall under any circumstance be deemed to require any Lender to make any Advance or to purchase any participation in a Letter of Credit under the Facility which, in the aggregate principal amount, either (1) taking into account such Lender's Pro Rata Share of the principal amounts outstanding under this Agreement and the making of such Advance or the purchase of such participation interest exceeds the lesser of (A) such Lender's Commitment for the Facility and (B) such Lender's Pro Rata Share of the Borrowing Base, or (2) taking into account such Lender's Pro Rata Share of the principal amounts outstanding under this Agreement and under the Growth Fund Agreement and the making of such Advance or the purchase of such participation exceeds such Lender's Commitment for the Facility. To the extent that, following the honoring or any draw on a Letter of Credit and the resulting conversion of such drawn amounts into Loans pursuant to
          Section 2.1.4(d), there shall exist an Overadvance, such Overadvance shall be immediately due and payable pursuant to Section 2.1.1(a)(iv).

          2.13 Renumbered Section 2.1.1(a)(iv) of the Credit
Agreement is amended by substituting "Section 2.1.1(a)(iv)" for "Section 2.1.1(a)(iii)" appearing in line 8.

          2.14 Section 2.1.3 of the Credit Agreement is deleted in its entirety and is replaced with the following:

               2.1.3 Utilization of the Loans and Letters of Credit. The Loans made and the Letters of Credit issued under the Facility may be used solely for the purpose of acquiring the specific items of Eligible Inventory approved by Requisite Lenders, in their sole discretion, and against which Lenders have made Advances or with respect to which FUNB has issued (and the Lenders have purchased participations in) Letters of Credit; provided, however, in no event shall the proceeds of (a) any Loan be used to finance more than eighty percent (80.0%) of the Invoice Price of any item of Eligible Inventory to be purchased with the proceeds of such Loan or (b) any Letter of Credit be used for any reason other than to finance up to one hundred percent (100.0%) of the Invoice Price of any item of Eligible Inventory to be purchased with the proceeds of such Letter of Credit. The parties hereto understand and contemplate that the Loans and Letters of Credit are being requested to finance the acquisition of items of Eligible Equipment and that only upon the funding of such Loans or the honoring of such Letters of Credit, as the case may be, and the acquisition of record title by Borrower or a Marine Subsidiary or by an Owner Trustee for the beneficial interest of Borrower or a Marine Subsidiary in a single or back-to-back transaction will the ownership requirements of Eligible Inventory be satisfied.

          2.15 A new Section 2.1.4 is added to the Credit Agreement to read as follows:

               2.1.4     Letters of Credit.

                    (a) Without limiting the generality of Section 2.1.1, Borrower,at its option as specified in a notice given to the Agent in accordance with Section 2.1.4(b) may use the Commitments to request FUNB to issue Letters of Credit, in which event, after satisfaction of all conditions precedent set forth in Section 3, including, without limitation, Section 3.4, FUNB shall issue and each Lender shall be deemed to have purchased a participation from FUNB in the original stated amount of such Letter of Credit equal to such Lender's Pro Rata Share of such Letter of Credit. Nothing contained in this Agreement shall under any circumstance be deemed to require any Lender to participate in the issuance of any Letter of Credit which, taking into account such Lender's participation in such Letter of Credit, when added to the aggregate of such Lender's participation in all other issued and undrawn Letters of Credit, exceeds such Lender's Pro Rata Share of the Letter of Credit Commitment Sublimit.

                    (b)  Subject to the terms and conditions of
          this Agreement and in reliance upon the representations and warranties of Borrower set forth herein, at any time and from time to time from the Closing Date through the Business Day immediately prior to the Commitment Termination Date, FUNB shall issue for the account of Borrower such Letters of Credit as Borrower may request, which request shall be made by delivering to the Agent a duly executed Application and Agreement for Irrevocable Commercial Letter of Credit, in such form as Borrower and FUNB shall reasonably agree. No Letter of Credit shall have an expiration date that is later than the Commitment Termination Date or one hundred fifty (150) days after the issuance of the Letter of Credit, whichever is earlier.

                    (c)    Upon the honoring of any draw under a
          Letter of Credit, the full amount of such draw shall be immediately due and payable by Borrower to FUNB. FUNB shall immediately notify the Agent, each Lender and Borrower of the amount of such draw and to the extent that FUNB has not been immediately reimbursed by Borrower for any payment required to be made by FUNB under such Letter of Credit (and all commissions incurred but unpaid in connection therewith), each Lender shall, according to its Pro Rata Share of the Uncollateralized Portion of such Letter of Credit, reimburse FUNB upon written demand for the amount of such payment (and such unpaid commissions). The obligation of each Lender to so reimburse FUNB shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or Potential Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise limit or impair the obligation of Borrower to reimburse the Lenders for the amount of any payment made by FUNB under any Letter of Credit.

                    (d)  Without limiting the generality of the
          preceding Subsections of this Section 2.1.4, in the event Borrower shall fail to reimburse FUNB immediately for any honor of a draw on any Letter of Credit as confirmed by FUNB's written notice and demand for payment from each Lender of its ratable participation amount pursuant to Subsection 2.1.4(c), each Lender shall be deemed to have made, without further notice to Borrower, Loans in the principal amount equal to each Lender's Pro Rata Share of the amount drawn under such Letter of Credit (up to but not exceeding the Uncollateralized Portion thereof), plus any unpaid commission, and, for this purpose, the conditions precedent set forth in Section 3 shall not apply. The proceeds of such Loans shall be applied to reimburse FUNB for such payment required to be made by FUNB under the Letter of Credit. In the event that any Loan shall be deemed to be made to Borrower pursuant to this Section 2.1.4(d), such Loan shall be deemed to have been made as of the date of the honor of the draw under the respective Letter of Credit and interest shall accrue thereon at the same rate as provided for other Loans under this Agreement. In the event that FUNB does not receive the proceeds of any Loans made pursuant to this Subsection by 1:00 p.m., North Carolina time, on the date that the draw on the Letter of Credit is honored, the Lender whose funds are delayed shall pay interest to FUNB on the amount not received at the Federal Funds Rate from the date of such honor until the date on which FUNB receives such proceeds by 1:00 p.m.

                    (e) All Letters of Credit advanced under the Commitments are to be Qualified Letters of Credit. Borrower hereby acknowledges and reaffirms the grant to the Agent, on behalf of FUNB and the other Lenders, under the Security Agreement of a duly and fully perfected security interest in all of Borrower's right, title and interest in and to the Restricted L/C Cash Collateral Account and all funds on deposit therein and all proceeds thereof. So long as any Letter of Credit shall be outstanding and undrawn, Borrower shall continue to maintain separate funds in the Restricted L/C Cash Collateral Account so to assure that each such outstanding Letter of Credit remains a Qualified Letter of Credit. Upon the honoring of a draw on a Letter of Credit and the delivery of a demand from FUNB pursuant to
          Section 2.1.4(c) that Borrower reimburse FUNB for the entire amount of such draw, Borrower hereby authorizes FUNB to direct debit the Restricted L/C Cash Collateral Account in the amount of the Collateralized Portion of the Letter of Credit, which amount FUNB may apply in reimbursement of itself for the Collateralized Portion of the honored draw.

     2.16 Section 2.3 of the Credit Agreement is deleted in its entirety and is replaced with the following:

          2.3 Fees and Commissions. Borrower agrees to pay to FUNB, as set forth below, a nonrefundable commission fee with respect to each Letter of Credit issued hereunder, according to the following commission schedule:

               (a) Issuance Fee. An issuance fee equal to one-eighth of one percent
          (0.125%) of the face amount of the requested Letter of Credit, payable at the time of Borrower's request therefor to the Agent for the ratable account of FUNB for the Collateralized Portion of such Letter of Credit and of each Lender (including FUNB) according to each Lender's Pro Rata Share of the Uncollateralized Portion of such Letter of Credit.

               (b) Negotiation Fee. A negotiation fee equal to one-fourth of one percent (0.250%) of the face amount of any draw honored under any Letter of Credit, payable to the negotiating financial institution at the time such draw is honored.

               (c) Acceptance Fee. For each accepted Letter of Credit, an acceptance fee calculated at a rate equal to two and one-half percent (2.5%) per annum of the face amount of such Letter of Credit (for the period commencing with the date of acceptance of such Letter of Credit through such Letter of Credit's expiration date), payable in advance on the date of acceptance to the Agent for the ratable account of FUNB for the Collateralized Portion of such Letter of Credit and of each Lender (including FUNB) according to each Lender's Pro Rata Share of the Uncollateralized Portion of such Letter of Credit.

     2.17 Sections 3.1, 3.2 and 3.3 of the Credit Agreement are modified so that each reference to a Loan or the making of any Advance shall also be deemed to mean and include a Letter of Credit or the issuance of a Letter of Credit, as the context may dictate.

     2.18 A new Section 3.4 is added to the Credit Agreement to read as follows:

               3.4 Further Conditions to All Letters of Credit. Notwithstanding anything to the contrary contained in this Agreement, unless waived in writing by Requisite Lenders, FUNB shall have no obligation to issue (and no Lender shall have any obligation to purchase any participation in) any Letter of Credit if any of the following events shall no have occurred:

                    (a)  Borrower shall not have executed and
          delivered to FUNB, with appropriate insertions satisfactory to FUNB in its sole discretion, an Application and Agreement for Irrevocable Commercial
          Letter of Credit with respect to the requested Letter of Credit.

                    (b)  Borrower shall not have deposited
          sufficient funds into the Restricted L/C Cash Collateral Account to cash collateralize at least twenty percent
          (20.0%) of the face amount of the requested Letter of Credit.

     2.19 Section 3.3(f) of the Credit Agreement is deleted in its entirety.

     2.20 Sections 8.3(b) and (c) of the Credit Agreement are renumbered as Sections 8.3(c) and (d) and a new Section 8.3(b) is added to read as follows:

                    (b) Demand that Borrower (i) deposit cash in the Restricted L/C Cash Collateral Account in an amount equal to the Uncollateralized Portions of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees and commissions scheduled or payable over the remaining terms of the Letter of Credit.

     2.21 Exhibit B (form of Borrowing Base Certificate) to the
Credit Agreement is replaced and superseded by Attachment 1 to this Amendment.

     Section 3. Limitation. The amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a modification of any other term or condition of the Credit Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which any of the Lenders or Agent may now have or may have in the future under or in connection with the Credit Agreement or any instrument or agreement referred to therein; or (b) to be a consent to any future amendment or modification to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect.

     Section 4. Facility Extension Fee. In consideration of the Lenders' agreement to enter into this Amendment and to extend the Commitment Termination Date, Borrower agrees to pay to Agent, for the account of FUNB (in its capacity as the sole Lender as of the date of this Amendment), an amendment and extension fee of $125,000, due and payable on the effective date of this Amendment.


     Section 5. Effectiveness. This Amendment shall become effective upon the last to occur of:

          (a) Receipt by Agent, in form and substance satisfactory to FUNB (in its capacity as the sole Lender) of a certified copy of the records of all actions taken by Borrower, TEC and FSI, including all corporate resolutions of Borrower, TEC and FSI authorizing or relating to the execution, delivery and performance of this Amendment.

          (b) The execution and delivery of a copy hereof, whether the same or different copies, by Borrower, FUNB (in its capacity as the sole Lender) and Agent.

          (c) The execution and delivery of the Acknowledgement of Amendment and Reaffirmation of Guaranty attached to this Amendment, whether the same or different copies, by each of FSI and TEC.

          (d) Receipt by Agent of an originally executed legal opinion of Stephen Peary, general counsel of Borrower, on behalf of Borrower, in form and substance satisfactory to Agent as to the due authorization and enforceability of this Amendment, dated as of the effective date of this Amendment and addressed to the Lenders and Agent.

          (e) Receipt by Agent, for the account of FUNB (in its capacity as the sole Lender), of the $125,000 facility extension fee described in Section 4, above.

          (f) The execution and delivery of an Amendment No. 1 to the Growth Fund Agreement by Growth Fund, FUNB (in its capacity as the sole Lender) and Agent.

          (g) Receipt by Agent of such other documents as the Agent shall reasonably request.

     Section 6. Counterparts. This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Amendment.

     In Witness Whereof, the parties hereto have caused this Amendment to be executed as of the date first written above.

Borrower                 TEC Acquisub, Inc.

                         By: /s/ Stephen Peary
                         Printed Name: Stephen Peary
                         Title: Vice President


Lenders                  First Union National Bank Of North Carolina

                         By: /s/ Milt Anderson
                         Printed Name: Milt Anderson
                         Title: Vice President

Agent                    First Union National Bank Of North Carolina, as
                         Agent

                         By: /s/ Milt Anderson
                         Printed Name: Milt Anderson
                         Title: Vice President